1/6 2/6 4/6 5/6 1/4 3/4 1/2 Quarterly update FY 2016 third quarter July 21, 2016 Exhibit 99.2

Johnson Controls, Inc. — 2 1/6 2/6 4/6 5/6 1/4 3/4 1/2 NO OFFER OR SOLICITATION This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the proposed transaction between Johnson Controls, Inc. (“Johnson Controls”) and Tyco International plc (“Tyco”), Tyco has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that includes a definitive joint proxy statement of Johnson Controls and Tyco that also constitutes a prospectus of Tyco (the “Joint Proxy Statement/Prospectus”). Johnson Controls and Tyco have mailed to their respective shareholders the definitive Joint Proxy Statement/Prospectus in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF JOHNSON CONTROLS AND TYCO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT JOHNSON CONTROLS, TYCO, THE TRANSACTION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Johnson Controls and Tyco through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders are able to obtain free copies of the documents filed with the SEC by Johnson Controls by contacting Johnson Controls Shareholder Services at Shareholder.Services@jci.com or by calling (800) 524-6220 and are able to obtain free copies of the documents filed with the SEC by Tyco by contacting Tyco Investor Relations at Investorrelations@Tyco.com or by calling (609) 720-4333. July 21, 2016

Johnson Controls, Inc. — 3 1/6 2/6 4/6 5/6 1/4 3/4 1/2 PARTICIPANTS IN THE SOLICITATION Johnson Controls, Tyco and certain of their respective directors, executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the respective shareholders of Johnson Controls and Tyco in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Joint Proxy Statement/Prospectus. Information regarding Johnson Controls’ directors and executive officers is contained in Johnson Controls’ proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on December 14, 2015. Information regarding Tyco’s directors and executive officers is contained in Tyco’s proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on January 15, 2016. Johnson Controls Cautionary Statement Regarding Forward-Looking Statements There may be statements in this communication that are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, therefore, subject to risks and uncertainties, including, but not limited to, statements regarding Johnson Controls’ or the combined company’s future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels are forward- looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls or the combined company’s actual results to differ July 21, 2016

Johnson Controls, Inc. — 4 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Johnson Controls Cautionary Statement Regarding Forward-Looking Statements (cont.) materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: Johnson Controls’ and/or Tyco’s ability to obtain necessary regulatory approvals and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all, any delay or inability of the combined company to realize the expected benefits and synergies of the transaction, changes in tax laws, regulations, rates, policies or interpretations, the loss of key senior management, anticipated tax treatment of the combined company, the value of the Tyco shares to be issued in the transaction, significant transaction costs and/or unknown liabilities, potential litigation relating to the proposed transaction, the risk that disruptions from the proposed transaction will harm Johnson Controls’ business, competitive responses to the proposed transaction and general economic and business conditions that affect the combined company following the transaction. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the fiscal year ended September 30, 2015 filed with the SEC on November 18, 2015 and Johnson Controls’ Quarterly Reports on Form 10-Q filed with the SEC after such date, which are available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Any forward-looking statements in this communication are only made as of the date of this communication, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication. Statement Required by the Irish Takeover Rules The directors of Johnson Controls accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Johnson Controls (who have taken all reasonable care to ensure that such is the case), the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information. July 21, 2016

Johnson Controls, Inc. — 5 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Statement Required by the Irish Takeover Rules (cont.) Centerview Partners LLC is a broker dealer registered with the United States Securities and Exchange Commission and is acting as financial advisor to Johnson Controls and no one else in connection with the proposed transaction. In connection with the proposed transaction, Centerview Partners LLC, its affiliates and related entities and its and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Johnson Controls for providing the protections afforded to their clients or for giving advice in connection with the proposed transaction or any other matter referred to in this announcement. Barclays Capital Inc. is a broker dealer registered with the United States Securities and Exchange Commission and is acting as financial advisor to Johnson Controls and no one else in connection with the proposed transaction. In connection with the proposed transaction, Barclays Capital Inc., its affiliates and related entities and its and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Johnson Controls for providing the protections afforded to their clients or for giving advice in connection with the proposed transaction or any other matter referred to in this announcement. NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION. This communication is not intended to be and is not a prospectus for the purposes of Part 23 of the Companies Act 2014 of Ireland (the “2014 Act”), Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time) or the Prospectus Rules issued by the Central Bank of Ireland pursuant to section 1363 of the 2014 Act, and the Central Bank of Ireland (“CBI”) has not approved this communication. July 21, 2016

Johnson Controls, Inc. — 6 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Agenda Third quarter highlights and merger updates Alex Molinaroli, President, Chairman and Chief Executive Officer Introduction Kathryn Campbell, Director, Global Investor Relations Business results and financial review Brian Stief, Executive Vice President and Chief Financial Officer Q&A 2 4 5 1 July 21, 2016 Adient updates R. Bruce McDonald, incoming Adient Chairman and Chief Executive Officer 3

FY2016 third quarter highlights*

- Solid organic growth
  - Building Efficiency revenue up 4% (ex. JCH and FX)
  - Power Solutions revenue up 5% (ex. Lead and FX)
- Continued y-o-y profitability improvements
  - Segment margins up 170 bps
  - Adjusted earnings per share up 18%
- Growth investments announced for Power Solutions
  - JVs with Binzhou Bohai Piston Co., Ltd. to build fourth plant in China
  - North America $245M AGM capacity expansion
- Johnson Controls Hitachi (JCH) joint venture profitability and integration exceeding expectations
- Q3 share repurchases
- Significant progress on portfolio transformation activities

* Excluding transaction / integration / separation costs and non-recurring items

7 Johnson Controls, Inc. -- July 21, 2016

Johnson Controls, Inc. — 8 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Segment margin FY16 Q3 earnings from continuing operations* excluding FX -1% Level +1% FY16 Q3 FY15 Q3 $9.5 B $9.6 B NET REVENUES FY16 Q3 FY15 Q3 $1,003 M $848 M SEGMENT INCOME +18% +170 bps +18% DILUTED EPS FY16 Q3 FY15 Q3 $1.07 $0.91 * Excluding transaction / integration costs / separation costs and other non-recurring items +19% excluding FX excluding FX, adjusted for JCH and Interiors JV July 21, 2016

June 27, 2016 JCI Record Date Johnson Controls/Tyco Merger* Executing Against Our Day 1 Plan March April May June July August September October August 17, 2016 JCI and Tyco shareholder meetings to vote on merger September 2, 2016 JCI/Tyco expected Day 1 legal merger April 4, 2016 Tyco S-4 initial filing with SEC  Senior leadership team announced  Shareholder voting record date set at June 27  Tyco S-4 effective July 6; Tyco Irish prospectus cleared July 14  All antitrust clearances have been received  Shareholder vote on August 17  Expected close date acceleration to September 2  Reconfirm previously announced synergy/productivity initiatives  December 5 Analyst Day in New York 9 Johnson Controls, Inc. - July 21, 2016 S-4 Amendments * Reflects anticipated timeline July 6, 2016 Tyco S-4 effective July 14, 2016 Tyco Irish Prospectus cleared

Adient Separation on Track* March April May June July August September October November July 1, 2016 Adient’s Operational Day 1 October 31, 2016 Adient’s expected Legal Day 1 as an independent company April 26, 2016 Adient Form 10 filed with SEC  Internal operational day 1 on July 1 as planned  Separation costs in-line with previous estimates  Irish domicile – expected effective tax rate of 10-12%  Capital structure expected at $3B net debt / dividend to JCI  Adient received preliminary Corporate credit rating of BB+ from S&P (consistent with our expectations)  Form 10 expected to clear SEC comments early-to-mid September  Adient analyst meeting on September 15 in New York  No change to legal day 1 expected October 31 Form 10 Amendments 10 Johnson Controls, Inc. - July 21, 2016 * Reflects anticipated timeline Early-to-mid September 2016 Adient Form 10 expected to clear SEC

1/6 2/6 4/6 5/6 1/4 3/4 1/2 Adient Key Investment Thesis  Market Position  Broadest range of seating products  Unparalleled customer diversity– market leadership in North America, Europe and China (unique and longstanding position in China through JV structure); support all major automakers (190+ active platforms)  Earnings Growth  Lean and improving cost structure (targeted restructuring actions in process)  Upward trend in profitability expected to continue; ~200 bps margin improvement expected over the mid-term  Cash Generation  Consistent ability to generate substantial cash flow  Cash generation expected to enable Adient to transition from a levered company to an investment grade company while enhancing shareholder value through a competitive dividend  Continued cash generation expected to support Adient’s profitable growth strategy 11 Johnson Controls, Inc. - July 21, 2016

Building Efficiency*
Improved profitability and organic growth

NET REVENUES



$3.6 B
$2.7 B
FY16 Q3
FY15 Q3

+33%

+34% excluding FX

+4% excluding FX and adjusted for JCH

- Third party revenues (ex. FX)
  - Systems and Service NA +3%
  - Products NA +3%
  - Asia +9% (ex. JCH)
  - ROW Level
- Orders secured +5%**
  - Systems and Service NA +3%
  - Products NA +8%
  - Asia +6%
- Backlog $4.8B, +1% (+2% ex. FX)

SEGMENT INCOME



$397 M
$272 M
FY16 Q3
FY15 Q3

+46%

+48% excluding FX

- Segment margin **+90 bps**
- Higher volumes
- JCH profitability contribution
- Mid-single digit segment income growth (ex. JCH)
- SG&A increase due to product and sales force investments

* Excluding transaction / integration costs / separation costs and other non-recurring items
** Excluding FX and adjusted for JCH and current quarter divested business

12 Johnson Controls, Inc. - July 21, 2016

Johnson Controls

Power Solutions

Higher volumes and significant margin expansion

NET REVENUES


$1.5 B
$1.5 B
FY16 Q3
FY15 Q3

+3%

+5%
excluding FX and lead impact

- Higher volumes in all regions
- Global shipments of start-stop +22%
  - China +79%
  - EMEA +4%
  - Americas +78%
- Growth in OE (+5%) and aftermarket (+1%) shipments

SEGMENT INCOME


$262 M
$234 M
FY16 Q3
FY15 Q3

+12%

+13%
excluding FX

- Segment margins **+130 bps**
- Higher volumes
- Pricing discipline and product mix

13 Johnson Controls, Inc. - July 21, 2016

Johnson Controls

Automotive Experience*

Significant business wins and record profitability

NET REVENUES



$4.4 B
$5.4 B
FY16 Q3
FY15 Q3

-19%

-19%
excluding FX

-1%
excluding FX and adjusted for Interiors JV

- Growth in Asia and Europe offset by expiring programs in North America
- China sales (mostly non-consolidated) +49% (+11% ex. Interiors JV and FX)
- FY16 Q3 industry light vehicle production
  - North America +3%
  - Europe +8%
  - China +5%
- New business wins accelerating to $4.3B thru Q3 FY16 (vs. full year FY15 of $3.6B)

SEGMENT INCOME



$344 M
$342 M
FY16 Q3
FY15 Q3

+1%

+1%
excluding FX

- Segment margins **+160 bps** (**+20 bps** adjusted for Interiors JV)
- Restructuring savings, cost reduction initiatives and operational efficiencies
- Year-over-year Seating results strong; Interiors lower

* Excluding transaction / integration costs / separation costs and other non-recurring items

14 Johnson Controls, Inc. - July 21, 2016

Johnson Controls

Johnson Controls, Inc. — 15 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Second Quarter 2015 Financial Highlights (continuing operations) Third Quarter FY2016 Financial Highlights (continuing operations) 1 Excluding Q3 2016 items: $167 million transaction / integration / separation costs (in millions) 2016 1 2015 2 % Change 2016 (reported) 2015 (reported) Sales $9,516 $9,608 -1% $9,516 $9,608 Gross profit % of sales 1,887 19.8% 1,706 17.8% +11% 1,887 19.8% 1,706 17.8% SG&A expenses 1,018 949 +7% 1,185 975 Equity income 134 91 +47% 134 91 Segment income $1,003 $848 +18% $836 $822 10.5% 8.8% 8.8% 8.6% 2 Excluding Q3 2015 items: $26 million transaction / integration / separation costs Gross profit margin +200 bps includes improved volumes and JCOS* benefits Equity income Increase due to Interiors JV and non-consolidated JCH China JVs Segment margin +170 bps reflects strong operational execution and increased equity income July 21, 2016 * Johnson Controls Operating System (JCOS)

Third Quarter FY2016
Financial Highlights (continuing operations)

(in millions, except earnings per share)	2016 [1]	2015 [2]	2016 (reported)	2015 (reported)
Segment income	$1,003	$848	$836	$822
Restructuring and impairment costs	-	-	102	-
Financing charges - net	69	75	69	75
Income from continuing ops. before taxes	934	773	665	747
Income tax provision	159	143	206	215
Net income from continuing ops.	775	630	459	532
Income attributable to non-controlling interests	78	29	76	29
Net income from continuing operations attributable to JCI	$697	$601	$383	$503
Diluted EPS from continuing operations	$1.07	$0.91	$0.59	$0.76

Non-controlling interests	Reflects impact of JCH JVs
Income tax provision	Tax rate of 17% in 2016 and 18.5% in 2015
Diluted EPS	Up 18% vs. the prior year quarter

[1] **Excluding Q3 2016 items:** $167 million transaction / integration / separation costs ($150 million after tax and non-controlling interest), $102 million restructuring and non-cash impairment costs ($79 million after tax), and $85 million non-cash tax charge related to changes in entity tax status associated with the Adient spin-off [2] **Excluding Q3 2015 items:** $26 million transaction / integration / separation costs ($23 million after tax) and $75 million non-cash tax charge in connection with the Interiors joint venture

16

Johnson Controls

Johnson Controls, Inc. — 17 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Second Quarter 2015 Financial Highlights (continuing operations) Balance Sheet and Cash Flow  Strong balance sheet  Net debt to capitalization of 44.0% at 6/30/16 vs. prior year of 40.7% and 40.0% at 3/31/16  Net debt of $7.5B at 6/30/16 vs. prior year of $7.3B and $6.7B at 3/31/16  Adjusted free cash flow of $0.4B in the quarter; in-line with expectations  Capex of $0.3B in the quarter; in-line with expectations  Share repurchases of $0.5B completed July 21, 2016 Note: Net debt = Total debt less cash

Johnson Controls, Inc. — 18 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Second Quarter 2015 Financial Highlights (continuing operations) Matters of Interest  Expected September 2 JCI/Tyco merger closing  Q4 will include one month of Tyco FY16 operating results  Preliminary purchase accounting  New Tyco debt of $3.9B  Pull forward of FY16 Q4 dividend payment (August 5 record date and August 19 payment date)  Other matters  Restructuring and impairment costs  Transaction, integration and separation costs  Income taxes  Pension/OPEB mark-to-market  Adient expected to be reflected in discontinued operations beginning Q1 FY17 July 21, 2016

Johnson Controls, Inc. — 19 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Second Quarter 2015 Financial Highlights (continuing operations) FY16 Guidance *Above guidance excludes impact of the Tyco merger as well as transaction / integration / separation costs, year-end pension/postretirement mark-to-market adjustments and non-recurring items. Estimated separation costs for Adient spin-off are $400M-$600M in fiscal 2016. July 21, 2016 FY16 Guidance* Q4 FY16 Diluted EPS $1.17 - $1.20 +13% - +15% FY16 Guidance* Prior FY16 Full Year Guidance NEW FY16 Full Year Guidance Diluted EPS $3.85 - $4.00 +13% - +17% $3.95 - $3.98 +15% - +16% Guidance excludes impact of Tyco merger

1/6 2/6 4/6 5/6 1/4 3/4 1/2 Appendix

Johnson Controls, Inc. — 21 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Second Quarter 2015 Financial Highlights (continuing operations) Q3 Non-Recurring Items (Continuing Operations) Pre-tax Tax NCI After-tax Income (Expense) (Expense) Benefit (Expense) Benefit Income (Expense) EPS Impact Transaction, Integration & Separation ($167) $15 $2 ($150) ($0.23) Restructuring and Impairment (102) 23 (79) (0.12) Income Taxes (85) (85) (0.13) Total ($269) ($47) $2 ($314) ($0.48)Pre-tax Tax After-tax Income (Expense) (Expense) Benefit Income (Expense) EPS Impact Transaction, Integration & Separation ($26) $3 ($23) ($0.03) Income Taxes (75) (75) (0.11) Total ($26) ($72) ($98) ($0.15) 2016 2015 July 21, 2016 In millions, except EPS impact numbers Note: May not sum due to rounding

Johnson Controls, Inc. — 22 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Second Quarter 2015 Financial Highlights (continuing operations) Free Cash Flow July 21, 2016 Note: May not sum due to rounding Current Prior Current Prior Current Prior Cash provided by operating activities 0.6$ 0.2$ 0.1$ 0.7$ 0.7$ 0.9$ Capital expenditures (0.5) (0.6) (0.3) (0.3) (0.8) (0.8) Reported free cash flow 0.1 (0.4) (0.2) 0.4 (0.1) - Adjustments: Tax audit settlements 0.2 0.2 Transaction tax payments 0.2 0.4 0.6 Transaction/integration/separation costs 0.1 0.2 0.1 0.3 0.1 Adjusted free cash flow 0.4$ (0.2)$ 0.4$ 0.5$ 0.8$ 0.3$ Q3 Q3 YTDQ2 YTD

Johnson Controls, Inc. — 23 1/6 2/6 4/6 5/6 1/4 3/4 1/2 Second Quarter 2015 Financial Highlights (continuing operations) 2016 Q3 Restructuring and Impairment Costs Restructuring and non-cash impairment charges primarily related to workforce reductions, plant closures and asset impairments July 21, 2016 In millions Corporate 8$ Automotive Experience 43 Severance and Other Costs 51 Asset Impairment (Non-Cash) 51 Total Pre-Tax Restructuring Costs 102$

1/6 2/6 4/6 5/6 1/4 3/4 1/2 johnsoncontrols.com/investors @JCI_IR